ZHONG YI (HONG KONG) C.P.A. COMPANY LIMITED
中逸(香港)會計師事務所有限公司

Consent of Independent Registered Public Accounting Firm

The Board of Directors
China Marine Food Group Limited:

We consent to the reference to our firm under the caption "Experts" and to the use of our reports on the consolidated financial statements of Nice Enterprise Trading H.K. Co., Limited and Subsidiaries dated September 20, 2007, in the Registration Statement on Amendment No. 2 to Form S-1 and related Prospectus of China Marine Food Group Limited for the registration of shares of its common stock.

Zhong Yi (HK) CPA Co Ltd

Zhong Yi (Hong Kong) C.P.A. Company Limited

March 12, 2008
Hong Kong, China

9TH FL., CHINACHEM HOLLYWOOD CENTRE, 1-13 HOLLYWOOD RD., CENTRAL, HONG KONG
香港荷李活道1-13號華懋荷李活中心9字樓
Tel: 2573 2296 Fax: 2384 2022